Exhibit 4(ff)

BLACKROCK FUNDS

Amendment No. 1 to the Investment Advisory Agreement

This Amendment No. 1, dated as of May 8, 2002, is entered into by and between BlackRock Funds (formerly, Compass Capital Funds) (the “Fund”) and BlackRock Financial Management, Inc. (the “Adviser”).

WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement dated as of January 10, 1996 and certain addenda thereto (collectively, the “Agreement”); and

WHEREAS, since that date the name of the Fund has changed;

NOW, THEREFORE, the parties hereby amend the Agreement as follows:

1. All references to “Compass Capital Funds” in the Agreement shall be changed to “BlackRock Funds”.

Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

“BlackRock Funds” and “Trustees of BlackRock Funds” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereto duly authorized effective as of the day and year first above written.

BLACKROCK FUNDS

By:
Name: Title:

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
Name: Title:

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